True 2 Beauty, Inc. S-1/A

Exhibit 5

Frederick M. Lehrer

Attorney and Counselor at Law

285 Uptown Blvd, 402

Altamonte Springs, Florida 32701

flehrer@securitiesattorney1.com

(321) 972-8060

True2Beauty, Inc.

301 Yamato Road, Suite 140

Boca Raton, Florida 33431

April 14, 2015

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of True2Beauty, Inc., a Nevada corporation (the “Company”), of up to 26,000,000 common stock shares (the “Shares), all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission. The Shares cover the resale by seven selling security holders of a maximum of 26,000,000 common stock shares reflecting their conversion rights of 26,000,000 shares pursuant to seven convertible promissory notes, 20,000,000 shares of which correspond to the aggregate principal loan amount of $400,000 and 6,000,000 shares that correspond to interest accrued should the notes be carried to maturity.

I have examined the Company’s Articles of Incorporation, Bylaws, and Board of Directors’ resolutions, the applicable laws of the State of Nevada and a copy of the Registration Statement. In my opinion:

·	the Company is authorized to issue the Shares to be held by the selling shareholders and such shares will be validly issued and represent fully paid and non-assessable shares of the Company’s common stock; and
·	the Company has authorized the Shares to be issued and such shares will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of Frederick M. Lehrer, Esquire under the caption “Legal Matters” in the registration statement.

Very truly yours,

Frederick M. Lehrer, Esquire

Attorney and Counselor at Law

/s/ Frederick M. Lehrer
Frederick M. Lehrer, Esquire